Exhibit (e)(2)

KLM

OPTION SCHEME RULES AND REGULATIONS

with respect to the

BOARD OF MANAGING DIRECTORS

AS APPROVED BY THE BOARD OF SUPERVISORY DIRECTORS

ON

24 JUNE 2003

Whereas:

(Capitalised terms used herein will have the meaning given to them in Article 1 below.)

The Board of Supervisory Directors may—if it sees fit—grant option rights to Entitled Parties, so as to contribute to their involvement with KLM and its business in the longer term.

KLM has contracted the implementation of the scheme laid down in these Option Scheme Rules and Regulations out to Stichting. Any transactions with respect to Options to be effected by KLM, Stichting and/or Recipients of an Option will be brought about through the intermediation of ABN AMRO. Stichting and ABN AMRO have accepted the provisions laid down in these Option Scheme Rules and Regulations.

In the event that the Board of Supervisory Directors resolves to grant Options, the rights and obligations ensuing from those Options will be governed by these Option Scheme Rules and Regulations, in addition to the law, KLM’s Articles of Association and the Rules and Regulations on Insider Trading (Reglement Voorwetenschap).

These Option Scheme Rules and Regulations may at any time be amended or supplemented by the Board of Supervisory Directors.

Article 1 Definitions

ABN AMRO: ABN AMRO BANK N.V., having its registered office in Amsterdam, the Netherlands

AFM: The Dutch Authority for the Financial Markets (Autoriteit Financiële Markten) in Amsterdam, the Netherlands, which is charged with, among other things, supervising compliance with the rules and regulations in the area of insider trading

Board of Managing Directors: KLM’s Board of Managing Directors as appointed pursuant to its Articles of Association

Board of Supervisory Directors: KLM’s Board of Supervisory Directors

Central Officer: KLM’s General Secretary, who has been appointed as such by the Board of Managing Directors within the framework of Section 46 et seq. of the Dutch Supervision of the Securities Trade Act (Wet toezicht effectenverkeer, “WTE”) and whose duties and powers have been laid down in the Rules and Regulations on Insider Trading, or any such other KLM officer as the Board of Managing Directors will designate as such from time to time

EAV: KLM’s P&O Executives Department

Entitled Party: A member of the Board of Managing Directors, including, to the extent relevant at law, his/her legal successors on the basis of succession or the joining of two estates

Exercise Price: The amount payable upon an Option being exercised in order to acquire a Share, which will be equal to the Vesting Price

Expiry Date: The first working day after five years have expired since the Vesting Date

General Terms and Conditions: The general terms and conditions applicable to transactions with ABN AMRO from time to time

KLM: Koninklijke Luchtvaart Maatschappij N.V., having its registered office in Amstelveen, the Netherlands

Managing Directors’ Remuneration Scheme: The scheme based on the document entitled “Company Managing Directors’ Remuneration Scheme” (Regeling Beloning Bestuurders van de Vennootschap), which was introduced on 1 September 1990, as amended from time to time

Option: The unconditional right to buy from Stichting, in exchange for payment of the Exercise Price, and to be transferred a number of Shares to be determined by the Board of Supervisory Directors, subject to the provisions and clauses of these Option Scheme Rules and Regulations

Option Agreement: Agreement brought about on the Vesting Date between Stichting as the party granting the Option, the Recipient of an Option as the party receiving the Option and ABN AMRO as the party performing the agreement under the grant by KLM of the Option accepted by the Recipient of the Option

Option Register: The register to be kept by Stichting, in which Options are registered

Option Scheme Rules and Regulations: These Option Scheme Rules and Regulations plus schedules, as amended from time to time

Purchase price: The Exercise Price times the number of Shares for which the Option is exercised

Recipient of an Option: The Entitled Party that has accepted an Option granted to him/her

Rules and Regulations on Insider Trading: The rules and regulations entitled “KLM Rules and Regulations on Insider Trading” (KLM Reglement inzake Voorwetenschap), as adopted by KLM on 30 March 1999

Shares: Ordinary shares in KLM’s issued capital, currently with a nominal value of EUR 2

Stichting: Stichting Rechtop, having its registered office in Amsterdam, the Netherlands

Term: The period between the Vesting Date and the Expiry Date

Trading Period: The period not being a period as referred to in Articles 8a and 8b of the Rules and Regulations on Insider Trading

Vesting Date: The second working day after the day on which KLM’s annual General Meeting of Shareholders is held during the calendar year of the grant of an Option

Vesting Price: The volume-weighted average price of the Share, as stated by Bloomberg, on the first working day after the day on which KLM’s annual General Meeting of Shareholders is held during the calendar year of the grant of an Option

WTE: The Dutch Supervision of the Securities Trade Act 1995 (Wet toezicht effectenverkeer 1995, “WTE”)

Article 2 Grant

2.1	Once every year, i.e. always on a date after publication of the annual figures, the Board of Supervisory Directors may grant an Entitled Party an Option for no consideration, and for the duration of the Term. The scope of this Option will be based on the following criteria:

1.	The Managing Directors’ Remuneration Scheme applies to the Entitled Party;

2.	The targets set for the Entitled Party have been achieved;

3.	Extra Options may be granted on the grounds of special performance.

2.2	Pursuant to Section 46 et seq. of the WTE, KLM must report its intention to grant an Option to the AFM at least two months in advance.

2.3	The resolution to grant an Option must state the calendar year of the grant, as well as the number of Shares for which the Option will be valid. The resolution must be communicated to the Entitled Party in writing.

2.4	No rights in respect of the future may be derived from a resolution to grant an Option. All resolutions to grant Options will be subject to the discretionary powers of the Board of Supervisory Directors.

Article 3 Acceptance

3.1	An Option will be accepted on the basis of receipt by EAV on fax number +31(20) 648 2284 of the returned form entitled “Option Acceptance Form” (Optie-Aanvaardingsformulier) as signed by the Entitled Party, on the Vesting Date, at the latest. An Option Acceptance Form will be sent to the Entitled Party together with the resolution to grant an Option as referred to in Article 2.3. The Option will not be deemed to have been accepted in the event that the Option Acceptance Form in question has not been validly signed.

3.2	EAV shall promptly provide Stichting with a copy of the Option Acceptance Form.

3.3	Stichting shall provide ABN AMRO with the name of the Recipient of an Option and with his/her address as known with KLM, so that ABN AMRO can open an account in the name of the Recipient of the Option in its books on the Vesting Date.

To facilitate supervision by KLM of the transactions undertaken by a Recipient of an Option in conformity with the provisions laid down in these Option Scheme Rules and Regulations, the said account will be maintained with the ABN AMRO office Foppingadreef or another office designated by KLM.

ABN AMRO’s General Terms and Conditions, a copy of which will be provided to the Recipient of an Option in advance, will apply to the opening of the account and/or to the relationship created between ABN AMRO and the Recipient of an Option as a result.

Article 4 Vesting

4.1	The Option will vest on the Vesting Date, subject to the condition subsequent that the Recipient of an Option is not a KLM employee on the Vesting Date.

4.2	Should the condition subsequent be satisfied, the Option will lapse by operation of law (van rechtswege). In that event, the Recipient of the Option will not be entitled to any compensation.

4.3	The Recipient of an Option will be informed of the Exercise Price in writing by EAV two weeks after the Vesting Date, at the latest.

Article 5 Option Register

5.1	The Option will be registered in the Option Register on the Vesting Date.

5.2	Upon receipt of the exercise form in question, any changes will be entered in the register in question. Subject to proof to the contrary, these changes will serve as proof of the number of outstanding Options.

5.3	Once every year, on 20 April, at the latest, Stichting and EAV shall provide the Recipient of an Option and the Central Officer with a statement of the number of Options outstanding in his/her respect. The Recipient of an Option will have the right to require an excerpt from the data included in the register to the extent that such data pertain to him/her. The Chair of the Board of Supervisory Directors will at all times have the right to inspect the entire register.

Article 6 Payment of Taxes

All withholdings due will be withheld by KLM on behalf of the Recipient of an Option.

Article 7 Transferability and Encumbrance of Options

An Option is a strictly personal right, which may not be transferred to any third party. The Option may pass to any third party only on the basis of statutory or testamentary succession or the joining of two estates.

The Option may not be pledged (for the purpose of writing call options, among other things, on listed Shares) or otherwise encumbered.

Article 8 Adjustment of Conditions

If, after an Option has vested:

-	Shares are split or the number of Shares is reduced;

-	a repayment or payment is made on Shares;

-	the nominal value of Shares is lowered;

-	Shares are issued subject to a preferential subscription right or against the profit or any reserve, or Shares are cancelled;

-	the Shares are valued within the framework of a merger, acquisition or similar transaction on the part of KLM; or

-	any other transaction is undertaken with respect to Shares by KLM;

due to which the fair market value of the Option must—in the opinion of the Board of Supervisory Directors—be deemed to have changed, the conditions subject to which the Option was granted may be amended so that immediately after the transactions referred to above the fair market value of the Option will equal the fair market value of the Option immediately prior to such transactions. In this connection, the applicable trading rules of the European Options Exchange in Amsterdam, the Netherlands, among other rules, will be taken as a basis. EAV shall promptly notify the Recipient of an Option of any such changes in writing.

Article 9 Exercise

General

9.1	The Recipient of an Option may exercise Options in whole or in part. However, if an Option is exercised in part, it will be exercised in parts corresponding to the value of 100 Shares or any multiple thereof.

Exercise of Option

9.2	The Recipient of an Option may exercise the Option on the Expiry Date or within a period of five working days prior to the Expiry Date, or after three years after the Vesting Date, on a day during a Trading Period, although—in the latter case—this must be done with due observance of the provisions laid down in the Rules and Regulations on Insider Trading, in particular the prohibitions and reporting duties. Options cannot be exercised at a date later than the Expiry Date.

9.3	An Option may be exercised by means of:

(i)	telephonic notification by the Recipient of an Option to ABN AMRO, to the person and telephone number communicated by Stichting to the Recipient of an Option;

immediately followed by:

(ii)	written confirmation of the telephonic notification by fax, using the Option Exercise Form (Optie-Uitoefenformulier) as signed by the Recipient of the Option, which must also be sent to ABN AMRO on fax number +31(20) 628 8481.

ABN AMRO shall ensure that Stichting promptly receives a copy of the Option Exercise Form. An Option will be deemed to have been exercised upon receipt by ABN AMRO of the Option Exercise Form.

9.4	Upon exercising an Option, the Recipient of the Option shall submit a timely filed report, in the manner and to the body referred to in Articles 12 up to and including 14 of the Rules and Regulations on Insider Trading.

9.5	The purchase agreement between the Recipient of an Option and Stichting relating to the Shares in respect of which the Option has been exercised will be deemed to have been brought about upon receipt by ABN AMRO of the Option Exercise Form.

After the Option has been exercised as per Article 9.3, the Shares will be transferred to the Recipient of the Option by Stichting as soon as possible, but on the seventh day after the date of the exercise of the Option, at the latest, in the manner set forth in the following paragraph and in exchange for cash payment of the Purchase Price by the Recipient of the Option.

9.6	To be able to fulfil its sales and transfer obligations, Stichting shall ensure and guarantee that the Shares that may be acquired on the basis of the Option being exercised will be available in a deposit with ABN AMRO in Stichting’s name.

As soon as ABN AMRO has received the Option Exercise Form as referred to above, it shall ensure that the Shares then acquired will be credited to the account of the Recipient of the Option, meaning that ABN AMRO shall then remove such Shares from Stichting’s deposit and keep such on behalf of the Recipient of an Option as from that moment. Stichting will thus be deemed to have fulfilled its transfer obligation.

9.7	The Purchase Price will be paid on the basis of ABN AMRO debiting the account of the Recipient of the Option and crediting, in exchange, Stichting’s account for the amount of the Purchase Price. At ABN AMRO’s first request, the Recipient of the Option shall ensure that the amount for which his/her account has been debited is paid, unless he/she has opted for exercise by cash settlement in the Option Exercise Form, in which case the Purchase Price will be paid by a set-off against the proceeds from the sale of the Shares acquired as a result of the exercise.

9.8	An Option will not be deemed to have been exercised in the event that the Option Exercise Form has not been validly signed. In that event, the Option Exercise Form will be without effect and the Recipient of the Option will not be entitled to any compensation.

Article 10 Lapse of the Option

To the extent that an Option has not been exercised on the Expiry Date as per Article 9.3, the Option will lapse by operation of law [van rechtswege] with effect from the next day.

To the extent that an Option has not been exercised prior to the Expiry Date at the time of termination of the employment between KLM and the Recipient of an Option, the Option will lapse by operation of law [van rechtswege] with effect from the day following: (i) the date of termination of employment; or (ii) the date then expressly agreed upon by the Board of Supervisory Directors, Stichting and the Recipient of an Option as another expiry date for the Option.

Any failure by the Recipient of an Option to fulfil any obligation or any violation of a prohibition from these Option Scheme Rules and Regulations will result in the lapse of the Option with immediate effect.

Article 11 Verification of Transactions

The Central Officer and the Chair of the Board of Supervisory Directors will be entitled to request a statement from the Recipient of an Option, ABN AMRO, Stichting or EAV regarding any and all transactions with respect to the Options regarding a period to be determined by him/her. By accepting the Option, the Recipient of the Option authorises ABN AMRO, Stichting or EAV to provide these data to the Central Officer and the Chair of the Board of Supervisory Directors.

Article 12 Prevention of Use of Inside Information

Without prejudice to the other relevant provisions laid down in these Option Scheme Rules and Regulations, passage of title to the Option and any transactions with respect thereto, as well as any transactions with respect to the Shares to be acquired or already acquired with the Option, will at all times be effected with due observance of the provisions laid down in the Rules and Regulations on Insider Trading and with due observance of the statutory provisions geared at the prevention of securities transactions undertaken using inside information.

Article 13 Reporting Within the Framework of the Rules and Regulations on Insider Trading

The Recipient of an Option will be responsible for the fulfilment of any reporting duty under the Rules and Regulations on Insider Trading, even if such duty ensues from transactions within the framework of these Option Scheme Rules and Regulations. The Central Officer shall ensure that any reporting duty which, in his/her opinion, ensues for KLM under the Rules and Regulations on Insider Trading from transactions within the framework of these Option Scheme Rules and Regulations will be fulfilled.

Proper compliance with the scheme on the use of inside information under Article 46 et seq. of the WTE, and with any other relevant statutory provisions, may lead to relevant provisions laid down in these Option Scheme Rules and Regulations being adjusted.

A copy of these Rules and Regulations will be forwarded to the AFM.

Article 14 Costs

Any and all costs owing to third parties for any intermediation and/or handling relating to the vesting and exercise of the Options, as well as any and all costs owing to third parties for any intermediation and/or handling relating to the transfer of the Shares to the Recipient of an Option as referred to in Articles 9.5 and 9.6, must be borne by Stichting.

Any other costs ensuing from the provisions laid down in these Option Scheme Rules and Regulations must be borne by the Recipient of an Option.

Article 15 Notifications

Any notifications that EAV, Stichting and/or ABN AMRO must issue to the Recipient of an Option on the grounds of these Option Scheme Rules and Regulations must be effected in writing and will be deemed to have been addressed correctly if they are addressed to the address of the Recipient of the Option as known with KLM’s personnel department.

Article 16 Transitional Provision

These Option Scheme Rules and Regulations will enter into force for the first time with respect to the Options granted in 2003. The participation rights issued in 2001 and 2002 are governed by the then applicable “KLM SAR/Option A Scheme Rules and Regulations with respect to the Board of Managing Directors (as approved by the Board of Supervisory Directors on 16 May 2001)” (KLM SAR/Optie A Reglement Directie (goedgekeurd door de Raad van Commissarissen op 16 mei 2001)) or “KLM Option B Scheme Rules and Regulations with respect to the Board of Managing Directors (as approved by the Board of Supervisory Directors on 16 May 2001)” (KLM Optie B Reglement Directie (goedgekeurd door de Raad van Commissarissen op 16 mei 2001)). The participation rights issued in 1999 and 2000 are governed by the then applicable “KLM Participation Scheme Rules and Regulations with respect to the Board of Managing Directors (as approved by the Board of Supervisory Directors on 16 March 1999)” (KLM Participatiereglement Directie (goedgekeurd door de Raad van Commissarissen op 16 maart 1999)). The participation rights issued in earlier years are governed by the agreements entered into with the Entitled Parties in respect of such issuance.

Article 17 Applicable Law

Dutch law applies to these Option Scheme Rules and Regulations.